Exhibit 10.21

AGILON HEALTH, INC. EXECUTIVE ANNUAL BONUS PLAN

I. Purposes

The purposes of the agilon health, inc. Executive Annual Bonus Plan (the “Plan”), are to retain and motivate certain executive officers of the Company or any of its Subsidiaries who have been designated by the Committee (as defined below) to participate in the Plan by providing them with the opportunity to earn performance-based incentive payments.

II. Certain Definitions

“Award” shall mean any incentive payment made to a Participant pursuant to the Plan.

“Board” shall mean the Board of Directors of the Company.

“CEO” shall mean the Company’s Chief Executive Officer.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee of the Board or such other committee or subcommittee designated by the Board that satisfies any then applicable requirements of the principal national stock exchange on which the common stock of the Company is then traded to constitute a compensation committee.

“Company” shall mean agilon health, inc., a Delaware corporation and any successor thereto.

“Participant” shall mean an employee of the Company or its Subsidiary who is eligible to, and selected by the Administrator, in its discretion, to participate in the Plan. Eligibility and Participants in the Plan may vary from Performance Period to Performance Period.

“Performance Period” shall mean the fiscal year of the Company.

“Plan” shall mean this agilon health inc. Executive Annual Bonus Plan, as it may be amended from time to time.

“Section 409A of the Code” means Section 409A of the Code, as amended from time to time, and the applicable rules and regulations promulgated thereunder.

“Subsidiary” shall mean any entity that is directly or indirectly controlled by the Company or any entity in which the Company directly or indirectly has at least a 50% equity interest.

III. Administration

3.1.    General. The Plan shall be administered by the Committee, which shall have the full power and authority to interpret, construe, amend and administer the Plan and any Award granted hereunder (including reconciling any inconsistencies, correcting any defaults and addressing any omissions). The Committee’s interpretation, construction, amendments and administration of the Plan and all its determinations hereunder shall be final, conclusive and binding on all persons for all purposes.

3.2.    Powers and Responsibilities. The Committee shall have the following discretionary powers, rights and responsibilities in addition to those described in Section 3.1:

(a)    to determine the amounts of the Awards and any other material terms and conditions applicable to the Awards;

(b)    to determine the eligibility of Participants; and

(c)    to adopt, revise, suspend, waive or repeal, when and as appropriate, in its discretion, such administrative rules, guidelines and procedures for the Plan as it deems necessary or advisable to implement the terms and conditions of the Plan.

3.3.    Adjustments. The Administrator may adjust performance goals, personal objectives, targets or metrics at such time or times as determined by the Administrator. The Administrator may, in its discretion, (a) reduce or eliminate the amount of any payment under the Plan that would otherwise be made to any Participant and/or (b) determine that an amount shall be paid under the Plan that is greater than what would apply under the applicable performance goals, based on individual performance or any other criteria as the Administrator deems appropriate.

3.4.    Delegation of Power. The Committee may delegate some or all of its power and authority hereunder to the CEO or other executive officer of the Company as the Committee deems appropriate. The Chairman of the Compensation Committee and the CEO shall be authorized, in their discretion, to determinate the allocation of each Bonus Pool between enterprise support employees, market employees and any other employees included in the Plan. Notwithstanding the foregoing, no Participant shall make decisions under the Plan with respect to his or her own compensation under the Plan, including, without limitation, regarding his or her own Award.

IV. Awards

4.1.    Determination of Bonus Pool. For each Performance Period, a bonus pool (the “Bonus Pool”) shall be funded based on corporate financial and non-financial performance criteria selected by the Administrator, in its discretion. Unless otherwise determined by the Administrator, each Bonus Pool shall have a target amount of 100% (assuming achievement of 100% of the relevant performance criteria), a threshold/minimum level at which 50% of the Bonus Pool’s target amount will be funded and a maximum level at which 150% of the Bonus Pool’s target amount will be funded.

4.2.    Determination of Award Amounts. Unless determined otherwise by the Administrator, the amount of each Participant’s Award for a Performance Period shall be determined by the CEO or the Participant’s manager (or the manager of the Participant’s employee group, market, division or unit, acting in their sole discretion.

4.3.    Timing and Form of Payment. Unless determined otherwise by the Administrator, payment in respect of an Award under the Plan shall be in cash and paid as soon as practicable after the end of the Performance Period, but no later than March 15 of the year immediately following the end of the fiscal year that is coincident with the Performance Period.

4.4.    Conditions to Payment. The Administrator shall have the authority to establish terms and conditions that will apply to Awards under the Plan. Without limiting the foregoing, unless determined otherwise by the Administrator, any Participant who resigns or is terminated from his or her employment for any reason prior to the bonus payment date applicable to a Performance Period is ineligible for any bonus payment under the Plan for such Performance Period.

V. General

5.1.    Effective Date and Term of Plan. The Plan shall become effective with respect to fiscal years of the Company beginning with, and including, the 2021 fiscal year. The Plan shall remain in effect until it is terminated by the Board or the Committee pursuant to Section 5.2.

5.2.    Amendment and Termination. The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan. Without limiting the foregoing, the Board or the Committee may unilaterally amend, modify or terminate the Plan or any right hereunder if the Board or Committee determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law, as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under the Code.

5.3.    Non-Transferability of Awards. No Award under the Plan shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company (including the procedures in Section 5.8, if applicable). Except to the extent permitted by the foregoing sentence, no Award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Award, such Award and all rights thereunder shall immediately become null and void.

5.4.    Tax Withholding. The Company and each Subsidiary shall have the right and power to deduct from all amounts paid to a Participant (whether under the Plan or otherwise), or to require a Participant to remit to the Company promptly upon notification of the amount due, an amount sufficent to satisfy all federal, state, local and foreign taxes or other obligations required by law to be withheld or paid with respect to any Award.

5.5.    Payment by a Subsidiary. The Company may satisfy its obligations under the Plan with respect to a Participant by causing any Subsidiary to make the payment to which such Participant is entitled under the Plan.

5.6.    No Right of Participation or Employment. No person shall have any right to participate in the Plan, unless agreed to in writing by the Company. Neither the Plan nor any Award shall confer upon any person any right to continued employment by the Company, any

Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

5.7.    No Limitation on Actions. Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any action which is deemed by it to be appropriate or in its best interest (as determined in its discretion), whether or not such action would have an adverse effect on any awards made under the Plan. Any reference in the Plan to discretion of the Administrator, the Company, the CEO or any other person acting on behalf of the Company shall mean its sole and absolute discretion. No Participant (or anyone claiming through a Participant), employee, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

5.8.    Designation of Beneficiary. If permitted by the Company, a Participant may file with the Committee a written designation of one or more persons as such Participant’s beneficiary or beneficiaries (both primary and contingent) in the event of the Participant’s death. Each beneficiary designation shall become effective only when filed in writing with the Committee during the Participant’s lifetime on a form prescribed by the Committee. The spouse of a married Participant domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Committee of a new beneficiary designation shall cancel all previously filed beneficiary designations. If a Participant fails to designate a beneficiary, or if all designated beneficiaries of a Participant predecease the Participant, then each outstanding Award shall be payable to the Participant’s executor, administrator, legal representative or similar person.

5.9.    Governing Law. The Plan and each Award, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

5.10.    Other Plans. Award payments under the Plan shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its Subsidiaries, unless either (i) such other plan provides compensation such as Award payments made pursuant to the Plan are to be considered as compensation thereunder or (ii) the Board or the Committee so determines in writing. The adoption of the Plan shall not be construed as limiting the power of the Board or the Committee to adopt any other incentive arrangements as it may otherwise deem appropriate.

5.11.    Binding Effect. The Plan shall be binding upon the Company and its successors and assigns and the Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then the Plan shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 5.2.

5.12.    Forfeiture of Awards under Applicable Laws or Regulations. Awards granted under the Plan shall be subject to clawback policies as the Company may adopt or approve from time to time or as required by applicable law, regulation or stock exchange rule. Pursuant to such clawback policies, the Company may (i) cancel, reduce, or require a Participant to forfeit any Award granted under the Plan or (ii) require a Participant to reimburse or disgorge to the Company any amounts received pursuant to the payment of an Award granted under the Plan, in each case, to the extent not prohibited by applicable law, regulation or stock exchange rule in effect on or after the effective date of the Plan.

5.13.    Unfunded Plan; Plan Not Subject to ERISA. The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.

5.14.    No Liability. No member of the Board or the Committee or any employee of the Company or its Subsidiary (a “Covered Person”) shall have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to this Plan or any Participant’s participation in it. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan and against and from any and all amounts paid by such Covered Person, with the Company’s or Administrator’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice. This right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. This right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled from the Company, as a matter of law or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

5.15.    409A Compliance. The Plan is intended to provide for payments that are exempt from the provisions of Section 409A of the Code to the maximum extent possible and otherwise to be administered in a manner consistent with the requirements, where applicable, of Section 409A of the Code. Where reasonably possible and practicable, the Plan shall be administered in a manner to avoid the imposition on Participants of immediate tax recognition and additional taxes pursuant to Section 409A of the Code. Notwithstanding the foregoing, neither the Company nor the Committee, nor any of the Company’s directors, officers or employees shall have any liability to any person in the event Section 409A of the Code applies to any payment or right under the Plan in a manner that results in adverse tax consequences for the Participant or any of his beneficiaries or transferees.

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